Exhibit 16.1

November 17, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of NextMart, Inc. dated November 17, 2011, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of NextMart, Inc. contained therein.

/s/ Bernstein and Pinchuk, LLP

Bernstein & Pinchuk LLP